                                                                     EXHIBIT 12

                               LA QUINTA INNS, INC.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                         YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                           1995        1994       1993        1992        1991
                                         --------    --------    -------    -------     -------
Earnings (loss) before income
  taxes and extraordinary items
  and cumulative effect of
  accounting change ...................  $ 82,994    $ 61,991    $31,836    $(7,270)    $ 2,185
Partners' equity in earnings and
  losses ..............................    10,227      11,406     12,965     15,081       9,421
Partners' equity in earnings of
  combined unincorporated
  ventures that do not have fixed
  charges .............................    (1,854)     (1,577)    (1,652)    (1,504)       (845)
Fixed charges .........................    41,484      39,925     32,477     34,220      40,012
Amortization of capitalized
  interest ............................       803         772        799        799       1,064
                                         --------    --------    -------    -------     -------
    Earnings as adjusted ..............  $133,654    $112,517    $76,425    $41,326     $51,837
                                         --------    --------    -------    -------     -------
                                         --------    --------    -------    -------     -------
Fixed charges:
  Interest on long-term debt...........  $ 40,421    $ 38,860    $31,366    $33,087     $38,713
  Portion of rental expense
    allocated to interest .............     1,063       1,065      1,111      1,133       1,299
                                         --------    --------    -------    -------     -------
      Total fixed charges .............  $ 41,484    $ 39,925    $32,477    $34,220     $40,012
                                         --------    --------    -------    -------     -------
                                         --------    --------    -------    -------     -------
Ratio of earnings to fixed
  charges .............................       3.2x        2.8x       2.4x       1.2x        1.3x
                                         --------    --------    -------    -------     -------
                                         --------    --------    -------    -------     -------
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